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Exhibit 3: Operating Results by Business Unit in Ch$ millions
(Twelve Months Ended December-04)

YTD Dec 03	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	16,303	96,985	57,582	42,781	29,957	243,608
COGS	(16,041)	(88,127)	(51,484)	(36,044)	(21,952)	(213,648)
Gross Income	262	8,858	6,098	6,737	8,005	29,960
Gross Margin	1.6%	9.1%	10.6%	15.7%	26.7%	12.3%
SG&A	(53)	(10,116)	(4,612)	(3,398)	(4,137)	(22,316)
% sales	0.3%	10.4%	8.0%	7.9%	13.8%	9.2%
Operating Income	209	(1,258)	1,486	3,339	3,868	7,644
Operating Margin	1.3%	-1.3%	2.6%	7.8%	12.9%	3.1%

EBITDA	206	4,755	4,048	5,488	4,495	18,992
Segment Contribution
% Revenues	6.7%	39.8%	23.6%	17.6%	12.3%	100.0%
% Operating Income	2.7%	-16.5%	19.4%	43.7%	50.6%	100.0%

YTD Dec 04	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	24,432	141,839	84,026	45,117	28,621	324,035
COGS	(22,425)	(121,663)	(72,185)	(38,440)	(21,908)	(276,621)
Gross Income	2,007	20,176	11,841	6,677	6,713	47,414
Gross Margin	8.2%	14.2%	14.1%	14.8%	23.5%	14.6%
SG&A	(81)	(11,607)	(3,683)	(3,490)	(3,377)	(22,238)
% sales	0.3%	8.2%	4.4%	7.7%	11.8%	6.9%
Operating Income	1,926	8,569	8,158	3,187	3,336	25,176
Operating Margin	7.9%	6.0%	9.7%	7.1%	11.7%	7.8%

EBITDA	1,927	14,101	10,631	5,306	3,995	35,960
Segment Contribution
% Revenues	7.5%	43.8%	25.9%	13.9%	8.8%	100.0%
% Operating Income	7.7%	34.0%	32.4%	12.7%	13.3%	100.0%

2003 versus 2004
% change	Copper rod	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	49.9%	46.2%	45.9%	5.5%	-4.5%	33.0%
COGS	39.8%	38.1%	40.2%	6.6%	-0.2%	29.5%
Gross Income	666.0%	127.8%	94.2%	-0.9%	-16.1%	58.3%
SG&A	52.8%	14.7%	-20.1%	2.7%	-18.4%	-0.3%
Operating Income	N/A	N/A	449.0%	N/A	-13.8%	229.4%

EBITDA	835.4%	196.6%	162.6%	-3.3%	-11.1%	89.3%

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